UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2005

Nabi Biopharmaceuticals

(Exact name of registrant as specified in its charter)

Delaware	000-04829	59-1212264
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

5800 Park of Commerce Boulevard N.W., Boca Raton, FL 33487

(Address of principal executive offices) (Zip code)

(561) 989-5800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Nabi Biopharmaceuticals

Item 1.01. Entry into a Material Definitive Agreement

On March 11, 2005, we paid cash bonuses to our Chief Executive Officer and our other current and former executive officers as set forth in the following table pursuant to the VIP Management Investment Plan in effect for the fiscal year ended December 25, 2004, which is summarized below:

Name and Position	Cash Bonus
Thomas H. McLain Chairman, Chief Executive Officer, and President	$312,246
Richard G. Clark Senior Vice President, Administration, and Chief Administrative Officer	$87,050
Raafat E.F. Fahim, Ph.D. Senior Vice President, Technical and Production Operations	$131,560
Henrik S. Rasmussen, M.D., Ph.D. Senior Vice President, Clinical, Medical, and Regulatory Affairs	$136,620
Gary A. Siskowski Former Senior Vice President, Sales and Marketing	$104,236
Mark L. Smith Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer	$128,414

Payment of bonuses was timed to enable the Company to maintain tax deductibility of the bonus payment in its U.S. federal tax return to be filed for the year ended December 25, 2004.

Summary of VIP Management Incentive Plan

Nabi Biopharmaceuticals’ executive officers are eligible to receive cash bonus rewards under the VIP Management Incentive Plan. The company’s vice president, senior director and director level personnel also are eligible to participate in the VIP Plan, although the summary below focuses on the aspects of the VIP Plan applicable to executive officers.

The objective of the VIP Plan is to provide an effective tool to help motivate the executive’s performance in achieving the company’s defined strategy by aligning measurement and accountability with rewards.

Rewards under the VIP Plan are based on performance as measured by two balanced scorecards, the corporate scorecard and an individual scorecard for each participant’s functional area (except the Chief Executive Officer, who is measured on the corporate scorecard only). Both scorecards view organizational performance from four equally-weighted perspectives: financial, customer, internal, and employee learning and growth. Each perspective is divided into strategic objectives and corresponding measures, which are organized and weighted differently on each scorecard. The weighting may vary significantly from corporate to individual scorecards where increased focus is necessary. Both corporate and individual scorecards define threshold, target, and maximum performance levels. The structure and performance levels of the corporate scorecard are designed by our Chief Executive Officer and the other executive officers and approved by the Compensation Committee of the Board of Directors. Each individual scorecard is designed by the appropriate executive officer, reviewed by our human resources department, and approved by our Chief Executive Officer.

The three performance levels under each scorecard are defined as follows:

•	Threshold – This is the minimum level of performance for which the VIP Plan provides compensation. If the threshold level only is achieved, the weighting for a particular objective is reduced by 50% of its original value.

•	Target – This is achieved when a performance target is met. If the target level is achieved, the weighting for a particular objective is maintained at 100% of its original value.

•	Maximum – This is the maximum level of performance for which the VIP Plan provides compensation . If the maximum level is achieved, the weighting for a particular objective is increased to 150% of its original value.

In order for any reward to be payable a minimum corporate qualifier established for each bonus year must be achieved. In 2004, the minimum qualifier was based on free cash flow, as defined. Assuming achievement of the minimum corporate qualifier, the amount of reward that is paid is determined by using a two-step process.

First, the percentage scores from each of the corporate and individual scorecards (which will range between 50% and 150% in the aggregate) are multiplied by the bonus potential for each participant. The bonus potential for each participant is a percentage of the participant’s base salary as set forth in the following table.

Position	Percentage of Base Salary
CEO	83%
Sr. VP	55%
VP	37.5%
Sr. Director	37.5%
Director	15%

Second, the resulting corporate and individual bonus components are combined based on a weighting depending on the level of the participant as defined in the following table.

Position	Corporate	Individual
CEO	100%	0%
Sr. VP	80%	20%
VP	60%	40%
Sr. Director	50%	50%
Director	50%	50%

The bonus potential, the relative weights of the corporate and individual scores, and all other elements of the VIP Plan are subject to change at the discretion of the Compensation Committee.

Establishment of Fiscal 2005 Balanced Scorecard and Modification of VIP Management Incentive Plan

On March 11, 2005, the Compensation Committee approved the corporate balanced scorecard for the 2005 fiscal year and established the minimum corporate qualifier for fiscal 2005 as the receipt by the company of licensable results from its confirmatory Phase III clinical trial of StaphVAX currently underway in the U.S. The Compensation Committee also modified the VIP Management Incentive Plan effective for fiscal 2005 by changing weighting of the Senior Vice President class from 80% corporate/20% individual to 67% corporate/33% individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nabi Biopharmaceuticals

Date: March 17, 2005	By:	/s/ Mark L. Smith
Mark L. Smith
Senior Vice President, Finance,
Chief Financial Officer, Chief Accounting Officer and Treasurer